UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 14, 2005

AUSTRALIAN OIL & GAS CORPORATION
(Exact name of registrant as specified in charter)

Delaware State or other jurisdiction of incorporation)	000-26721 (Commission File Number)	84-1379164 (IRS Employer Identification No.)

2480 North Tolemac Way, Prescott, Arizona    86305
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code:   (928) 778-1450

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Grant of New Exploration Permit – NT/P70

On October 13, 2005, we were informed by the Designated Authority in relation to the offshore area adjacent to the Northern Territory of Australia of the grant of petroleum exploration permit NT/P70 (formerly known as release area NT04-3) for an initial 6-year term, effective from October 10, 2005. The Company holds a 100% interest in the permit.

NT/P70 covers an area of 7370 km2 (1,821,200 acres) and is located in the eastern Timor Sea, about 300 km north of Darwin, and 250 km northeast of the proposed Darwin to Bayu/Undan gas pipeline. The Greater Sunrise and Evans Shoal gas accumulations are located to the west and south of the permit area.

The permit has been designated as a “frontier area” attracting an exploration incentive which allows immediate uplift to 150% tax deductibility on Petroleum Resource Rent Tax (“PRRT”).

In the first three years of the initial 6-year term of the NT/P70 permit, we plan to obtain a range of pertinent existing reports and open file seismic data and, with this data, to map, interpret and revise analyses and concepts which presently exist for the area. In the third year, we presently plan to shoot 300 km2 of 3D seismic survey, and a 700 line km 2D seismic survey. Should we so decide, we can elect to enter the second three years of the initial permit term and drill one exploration well and perform further interpretational work. Provided all work commitments are carried out, NT/P70 can be renewed for two further 5-year terms, upon relinquishing 50% of the area of the Permit at the end of the first 6-year and second 5-year permit terms. The Permit, therefore, has the potential for a total 16-year life. In calculating the area to be relinquished, the area of any Retention Lease or Production License is excluded from the calculation of the area to be relinquished.

The geological concept for a significant oil and gas play within NT/P70 was brought to the Company on a confidential basis by independent consultants. The Company has agreed to grant an overriding royalty in respect of any hydrocarbons that might ultimately be produced from NT/P70. There have been no wells drilled in the permit, but a course grid of 2D seismic is available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2005	AUSTRALIAN OIL & GAS CORPORATION By: /s/ E. Geoffrey Albers E. Geoffrey Albers President